EXHIBIT 99.1

        Investor Relations Contact:            Public Relations Contact:
        Meredith Mendola                       Maria Battaglia
        781-370-6151                           781-370-5245
        mmendola@ptc.com                       mbattaglia@ptc.com


                 PTC Reports Fiscal 2004 Second Quarter Results

       - Revenue Grows 5% Sequentially; Company Returns to Profitability -

NEEDHAM, Mass., April 21, 2004 - PTC (Nasdaq: PMTC), the product development company(TM), today reported revenue totaling $164.7 million for the second quarter ended April 3, 2004, compared with $171.0 million for the same period last year. Revenue grew 5% sequentially, from $156.8 million in the first quarter of fiscal 2004.

The Company achieved net income for the second quarter of $3.2 million, or $0.01 per share, compared with a net loss of $15.2 million, or a loss of $0.06 per share, in the year-ago period. On a sequential basis, net income improved from a net loss of $26.5 million, or a loss of $0.10 per share, in the first quarter of 2004. The second quarter net income includes restructuring charges of $16.7 million as well as a one-time benefit to cost of service of $5.0 million, while there were no restructuring charges in the year-ago period, and there were $21.6 million of restructuring charges in the first quarter of 2004. Cash and investments were $221.7 million at the end of the second quarter, compared with $190.1 million at the end of the first quarter.

"Our second quarter results demonstrate substantial progress in the execution of our business strategy," said C. Richard Harrison, president and chief executive officer. "Midway through fiscal 2004, we are ahead of schedule on our two most important financial goals for the year: returning to profitability and achieving sequential revenue growth. With an improving customer spending environment and almost all of our restructuring activities behind us, we are well positioned to deliver additional earnings growth in the second half of the year."

Design Solutions
Total design solutions revenue for the second quarter was $123.0 million, which was up 8% from the first quarter. Design solutions license revenue was $38.0 million, up 28% from $29.8 million in the first quarter. The sequential revenue improvement was due to stronger sales of new Pro/ENGINEER licenses by direct and indirect channels, as well as an improvement in maintenance revenue for the second quarter in a row.

During the quarter, PTC reached its goal for customer adoption of Pro/ENGINEER Wildfire; within its first year of availability, an estimated 52% of existing Pro/ENGINEER customers have migrated to the new version. PTC has also announced the availability of Pro/ENGINEER Wildfire 2.0, which delivers new capabilities in 3D drawings, improved interoperability with other CAD systems, and an extension of Pro/ENGINEER's simple user interface to several Pro/ENGINEER modules. This product launch will help PTC build on the initial success of Pro/ENGINEER Wildfire by aiding customer adoption and facilitating channel growth.

Collaboration and Control Solutions
Total Windchill revenue in the second quarter was $41.7 million, which was down 3% from the first quarter. Windchill license revenue was $12.9 million, compared with $13.7 million in the prior quarter. Windchill Link solutions license revenue grew 32% sequentially and represented 56% of overall Windchill license revenue.

Subsequent to the quarter, PTC announced the acquisition of OHIO Design Automation, a leading maker of collaboration solutions for electronics design. This acquisition will allow PTC to better serve the high technology and electronics industries by enabling the dynamic management of design information from leading electronics design automation vendors such as Cadence, Mentor Graphics and Zuken. PTC has begun to integrate OHIO-DA's technology into the Windchill product line and expects to provide integrated product functionality within six to nine months. In addition, PTC will continue to offer the technology on a stand-alone basis.

"We are making our product lifecycle management vision a reality for manufacturing companies," continued Harrison. "Growth of the PLM market requires all PLM vendors to make their solutions easier to use and easier to adopt. PTC is at the leading edge of this movement with our highly differentiated product development system. We continue to make the customer value proposition for PLM solutions more compelling through our commitment to research and development and service enhancements. This is demonstrated by the launch of Pro/ENGINEER Wildfire 2.0 and Windchill 7.0, as well as our recent acquisition of OHIO Design Automation."

In the second quarter, PTC received orders from leading manufacturing organizations such as Boeing Company, Itochu Techno-Science Corporation, KHS Maschinen-und Anlagenbau AG, KTM Sportmotorcycle AG, Motorola, Omron Company, Sanyo Electric Co., SMS Demag AG, Toyota Motor Corporation and Volvo Group. Additionally, orders from our reseller channel resulted in $14.2 million in license revenue during the quarter, a 6% sequential increase.

Third Quarter 2004 Financial Outlook
PTC's revenue forecast for the third quarter of fiscal 2004 is between $160 million and $170 million. PTC expects to complete its cost reduction plan during the third quarter, and as a result, will incur a restructuring charge of approximately $5 million for the quarter. Total operating expense, including this restructuring charge, is expected to be approximately $150 million. The Company expects earnings per share on a GAAP basis to be between $0.02 and $0.06.

The Company will provide detailed financial information and an outlook update on its second quarter results conference call and live webcast on April 21, 2004 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same Web address. To access the live call, please dial 888-730-9134 (in the U.S.) or +1-630-395-0024 (international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on April 26, 2004. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 402-220-4148.

The Company's unaudited consolidated statements of operations, the unaudited condensed consolidated balance sheets, and the unaudited condensed consolidated statements of cash flows for the second quarter are attached.

About PTC
PTC (Nasdaq: PMTC) develops, markets, and supports software solutions that help manufacturers win with superior products. PTC is the world's largest software company with a total commitment to product development and product lifecycle management (PLM). The Company services more than 35,000 customers worldwide. Further information on PTC is available at http://www.ptc.com.

Except for the historical information contained herein, matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the growth of the PLM market and our ability to facilitate our customers' understanding of the benefits of our PLM solutions and differentiated product development system offering, including return on investment, ease of use, and value creation; the acceptance by both customers and resellers of Pro/ENGINEER Wildfire and our Windchill Link Solutions, both as stand-alone products and as an integral product development system; our ability to efficiently manage our sales channels, including utilizing a diverse group of geographically dispersed resellers by effectively coordinating joint activities (including sales, marketing, implementation, support and customer service); the effective execution of our cost reduction initiatives while minimizing organization disruption and achieving revenue targets; the successful integration of OHIO Design Automation operations and technology into PTC operations and technology; and continued improvement in the IT spending environment which recently has been weak and has impacted the overall demand for software and related services; as well as other risks and uncertainties detailed from time to time in reports filed by PTC with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q.

PTC, The Product Development Company, Pro/ENGINEER, Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

                        PARAMETRIC TECHNOLOGY CORPORATION
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)


                                Three Months Ended        Six Months Ended
                            ----------------------------------------------------
                               April 3,    March 29,     April 3,    March 29,
                                2004         2003         2004         2003
                            ----------------------------------------------------
Revenue:
 License                     $  50,971    $  55,284    $  94,488    $ 106,761
 Service                       113,737      115,742      227,030      236,232
                            ----------------------------------------------------
Total revenue                  164,708      171,026      321,518      342,993
                            ----------------------------------------------------

Costs and expenses:
 Cost of license revenue         1,914        1,978        4,041        4,623
 Cost of service revenue        38,656       50,694       88,676       99,324
 Sales and marketing            57,132       77,629      115,317      159,072
 Research and development       26,780       31,942       56,359       63,842
 General and administrative     14,364       16,654       29,324       32,177
 Amortization of other
   intangible assets             1,336        1,460        2,745        2,941
 Restructuring charge           16,680          -         38,300          -
                            ----------------------------------------------------
Total costs and expenses       156,862      180,357      334,762      361,979
                            ----------------------------------------------------

Operating income (loss)          7,846       (9,331)     (13,244)     (18,986)
 Other income (expense), net       177         (887)        (313)      (1,452)
                            ----------------------------------------------------
Income (loss) before income
  taxes                          8,023      (10,218)     (13,557)     (20,438)
 Provision for income taxes      4,852        4,951        9,809        6,121
                            ----------------------------------------------------
Net income (loss)            $   3,171    $ (15,169)   $ (23,366)   $ (26,559)
                            ====================================================

Income (loss) per share:
 Basic                       $    0.01    $   (0.06)   $   (0.09)   $   (0.10)
  Weighted average shares
   outstanding                 267,515      263,796      266,895      263,193

 Diluted                     $    0.01    $   (0.06)   $   (0.09)   $   (0.10)
  Weighted average shares
    outstanding                273,601      263,796      266,895      263,193

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                              April 3,       September 30,
                                                2004             2003
                                        ----------------------------------------

 ASSETS

 Cash and investments                       $ 221,665           $ 205,312
 Accounts receivable, net                     154,827             140,151
 Property and equipment, net                   62,541              73,563
 Goodwill and other intangibles, net           49,838              51,851
 Other assets                                 116,801             106,813
                                        ----------------------------------------
 Total assets                               $ 605,672           $ 577,690
                                        ========================================

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Deferred revenue                           $ 214,082           $ 173,015
 Other liabilities                            212,285             209,517
 Stockholders' equity                         179,305             195,158
                                        ----------------------------------------
Total liabilities and stockholders'
  equity                                    $ 605,672           $ 577,690
                                        ========================================

                        PARAMETRIC TECHNOLOGY CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)


                                Three Months Ended        Six Months Ended
                            ----------------------------------------------------
                               April 3,    March 29,     April 3,    March 29,
                                2004         2003         2004         2003
                            ----------------------------------------------------

Cash flows from operating
  activities:
    Net income (loss)        $   3,171    $ (15,169)   $ (23,366)   $ (26,559)
    Depreciation and
     amortization                9,180       10,400       18,742       21,235
    Other                       18,834           80       19,796        8,418
                            ----------------------------------------------------
Net cash provided (used)
  by operating activities       31,185       (4,689)      15,172        3,094


Capital expenditures            (2,796)      (8,442)      (5,692)     (13,285)
Other investing and
  financing activities           4,430        3,852        4,771        3,873
Foreign exchange impact
  on cash                       (1,209)        (465)       2,102        1,441
                            ----------------------------------------------------

Net change in cash and
  investments                   31,610       (9,744)      16,353       (4,877)
Cash and investments,
  beginning of period          190,055      215,281      205,312      210,414
                            ----------------------------------------------------
Cash and investments,
  end of period              $ 221,665    $ 205,537    $ 221,665    $ 205,537
                            ====================================================